Exhibit 99.1

Veramark Announces First Quarter Results

PITTSFORD, N.Y.--(BUSINESS WIRE)--Veramark Technologies, Inc. (VERA.OB) a leading provider of communication management solutions, today announced financial results for its first quarter ended March 31, 2008. Sales of $2,672,000 declined $677,000 from sales of $3,349,000 for the first quarter of 2007, primarily due to a single non-recurring component of a managed service contract completed and recognized as revenue in the first quarter of 2007. The net loss for the first quarter of 2008 was $194,000 or $0.02 per share, which compared with a net profit of $118,000, or $0.01 per diluted share for the same quarter of 2007.

Ron Lundy, Veramark’s Chief Financial Officer cited a number of factors that contributed to the results. “Clearly, the economy is weaker than it was a year ago, and this has affected the telecom market,” he noted. “Market demand for our low-end products has been soft. In addition, one-time expenses associated with severance payments were incurred during the first quarter which negatively affected net income and cash flow.”

“The sales organization has been reorganized, new skills have been added and sales efforts have been directed to aggressively pursue the segments of the market with the best potential return for Veramark,” stated Tony Mazzullo, Veramark President and Chief Executive Officer who joined Veramark on January 1, 2008. “In particular, the VeraSMART enterprise solution for telecommunications expense management is helping our customers realize significant bottom-line savings. We have many great customer success stories and a very satisfied user community. The sales pipeline is growing week by week.”

Under Mr. Mazzullo’s leadership, the company has downsized the workforce and aggressively restructured operations to become a leaner and more efficient organization. The management team has adopted a new strategic plan that will expand market opportunities and improve the company’s competitive positioning. To help execute the new strategy, Veramark added two seasoned executives to lead the professional services and software engineering teams. Veramark anticipates that the effect of labor expense savings and the addition of new executive leadership positions will result in a net reduction in the personnel expenses for 2008.

“Almost all facets of the organization have been restructured to improve efficiencies and to enable Veramark to be a more results-driven and agile organization,” said Mazzullo. “Our objectives are clear; we are aggressively accelerating development schedules to deliver new products, expanding the professional services division, and improving our capabilities to address new market segments and opportunities.”

Veramark will conduct a teleconference, hosted by Mr. Mazzullo, to discuss the 2008 first quarter results on Tuesday, May 13, 2008 at 2:00 PM Eastern Time. To access the conference call dial 800-954-0643.

About Veramark Technologies, Inc.

Veramark is a leading provider of communications management software and services that enable organizations to gain visibility into, and control over their voice, data, and wireless communications networks. Delivering innovative solutions to small, mid-size, and enterprise organizations, Veramark’s products are sold directly and through leveraged distribution channels. Thousands of well-respected companies use Veramark solutions: Comcast Corporation, HJ Heinz, Hearst Communications, FEMA, US Department of Homeland Security, the University of California San Francisco Medical Center, and other leading organizations. For more information, visit www.veramark.com.

CONDENSED STATEMENT OF OPERATIONS DATA
(Unaudited)

First Quarter Ended
March 31, 2008

	2008	2007
Sales	$2,671,646	$3,348,642
Income (Loss) Before Taxes	(194,127)	117,512
Income Taxes	-	-
Net Income (Loss)	$(194,127)	$117,512
Net Income (Loss) Per Diluted Share	$(0.02)	$0.01
Diluted Weighted Average Number of Shares Outstanding	9,346,912	9,422,495

Veramark, VeraSMART, and eCAS are registered trademarks of Veramark Technologies, Inc. All other trademarks are the property of their respective owners.

This report may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause actual results to differ from the anticipated results expressed in such forward-looking statements. These may include but are not necessarily limited to changes in general economic conditions in the United States and overseas, technological changes in the telecommunications or computer industries, the timely and successful launch of planned new products, the timely installation and acceptance by end-user customers, and the impact of competition or changes in the marketing strategies of major distributors.

CONTACT:
Veramark Technologies, Inc.
Tony Mazzullo, 585-381-6000
President and CEO
tmazzullo@veramark.com